Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Interests of Named Experts and Counsel” in Amendment No. 1 dated March 3, 2017 to the Registration Statement on Form S-3 and related prospectus of Uranium Energy Corp. (File No. 333-215444) initially filed on January 5, 2017 and to the incorporation by reference therein of our reports dated October 13, 2016, with respect to the consolidated financial statements of Uranium Energy Corp., and the effectiveness of internal control over financial reporting of Uranium Energy Corp., included in its Annual Report (Form 10-K) for the year ended July 31, 2016, filed with the Securities and Exchange Commission.

Vancouver, Canada March 3, 2017	/s/Ernst & Young LLP Chartered Accountants